Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Pinnacle Financial Partners, Inc.:
We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. As discussed in Note 1 to the financial statements, the Company changed its method of accounting for share-based payments effective January 1, 2006.
/s/ KPMG LLP
Nashville, Tennessee
September 14, 2007